Exhibit 4.03

Private Instrument of Second Deed of Simple Debentures Not Convertible into Shares, in a Single Series with Collateral for Public Distribution with Restricted Placement Efforts of NS2.com Internet SA.

Between

NS2.com Internet S.A.

And

Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A.

Dated

March 19, 2015

Private Instrument of Second Deed of Simple Debentures Not Convertible into Shares, in a Single Series with Collateral for Public Distribution with Restricted Placement Efforts of NS2.com Internet S.A.

By this private instrument, the parties identified below:

A. NS2.com Internet S.A., A corporation not registered as a publicly-held company with the Brazilian Securities Commission (“CVM”), with head-office in the City of São Paulo, State of São Paulo, at Rua Vergueiro, No. 943, Liberdade, Postal Code 01504-000, enrolled with the Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 09.339.936.0001-16, State Registration Number (NIRE) No. 35.300.375.491, herein represented in the form of its By-Laws (“Issuer”); and

B. Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A., a closely-held corporation, with head-office in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, No. 500, Block 13, Suite 205, in Condominium Downtown, Postal Code 22640-100, enrolled with the Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 36.113.876/0001-91 (“Trustee”), herein represented in the form of its By-laws, herein appointed to represent the communion of interests of the future Debentureholders (as defined below) in the 2nd (second) issue of simple debentures, not convertible into shares, in a single series with collateral for public distribution with restricted placement efforts of Issuer (“Issue”), pursuant to the provisions of Law No. 6404, of December 15, 1976, as amended (“Corporation Law”):

This Private Instrument of Second Deed of Simple Debentures Not Convertible into Shares, in a Single Series with Collateral for Public Distribution with Restricted Placement Efforts of NS2.com Internet S.A. (“Deed” or “Debenture Deed” and “Debentures”, respectively) is executed in accordance with the terms and conditions below.

1.	AUTHORIZATION

1.1.	This Deed is executed based on the resolution of the Special Debentureholders Meeting of Issuer held on March 19, 2015 (“AGE”), pursuant to the provisions of article 59 of the Corporation Law.

2.	REQUIREMENTS

2.1.	The Issue shall be carried out in compliance with the requirements below:

2.1.1.	Filing and Publication

2.1.1.1.	The minutes of the AGE set forth in Section 1.1 above shall be filed with the Commercial Registry of the State of São Paulo (“JUCESP”) and published in the Official Gazette of the State of São Paulo and in the Newspaper “Diário de Notícias”, pursuant to the provisions of articles 62, item I, and 289 of the Corporation Law.

2.1.2.	Annotation and Registration of the Deed

2.1.2.1.	This Deed and any amendment hereto shall be annotated and registered with the JUCESP, in accordance with the provisions of article 62, item II, and paragraph 3 of the Corporation Law,

2.1.3.	Exemption from Registration with the CVM

2.1.3.1.	This Issue is automatically released from registration of distribution with the CVM, pursuant to the provisions of Article 6 of CVM Instruction No. 476, of January 16, 2009, as amended (“CVM Instruction 476”), since this is a public offering of securities with restricted distribution efforts.

2.1.4.	Registration with CETIP S.A.—Balcão Organizado de Ativos e Derivativos (“CETIP”)

2.1.4.1.	The Debentures shall be registered for: (a) public distribution in the primary market by means of the MDA—Asset Distribution Module (“MDA”), administered and operated by CETIP, and the distribution shall be settled by means of CETIP; and (b) trading, subject to the provisions of Section 3.8 below, in the secondary market by means of the CETIP21 – Bonds and Securities Module (“CETIP21”), administered and operated by CETIP, it being understood that the trades shall be settled and the Debentures shall be electronically held in custody at CETIP.

2.1.5.	Registration with the Brazilian Association of the Financial and Capital Market Entities (“ANBIMA”)

2.1.5.1.	Irrespective of the provisions of paragraph one, item (i) and paragraph two of article 1 of the new “ANBIMA Code of Regulation and Best Practices for the Public Offerings for the Distribution and Acquisition of Securities” (“ANBIMA Code”), pursuant to the provisions of paragraph one of article 9 of the ANBIMA Code, a Restricted Offering shall be registered with the ANBIMA provided the specific guidelines of the Council for Regulation and Best Practices are issued until the date of remittance to the CVM of the Restricted Offering closing notice (“Closing Notice”).

3.	CHARACTERISTICS OF THE ISSUE

3.1.	Corporate Purpose of Issuer

3.1.1.	The corporate purpose of Issuer is: (a) the retail and wholesale trade in footwear, clothing, sporting goods and related products through the Internet, and without restriction to other means; (b) the retail and wholesale trade in health and related products, cosmetics, perfumes, hygiene products, household sanitizers and non-perishable food through the Internet, and without restriction to other means; (c) the retail and wholesale trade in tickets for sports, cultural and other events over the Internet, and without restriction to other means; (d) the storage of health and related products, cosmetics, hygiene products, household sanitizers and non-perishable food; (e) the holding of equity interest in other companies, in the capacity as member or shareholder; (f) the manufacture of clothing articles for men, women, children and newborns (blouses, shirts, dresses, skirts, trousers, suits, coats etc.) made from any material (flat fabric, wool, leather, etc.); (g) the sewing of blouses, shirts, dresses, trousers or other garments; (h) the import and export of footwear, clothing, sporting goods, cosmetics, perfumes, hygiene products, household sanitizers, non-perishable food and related products; (i) the leasing of advertising space on electronic sites, without restriction to other means; (j) retail trade in sporting goods; (k) wholesale trade in sporting goods; (l) retail trade in food products in general or specialized in food products not specified above; (m) retail trade in clothing and accessories; (n) wholesale trade in clothing and accessories; (o) wholesale trade in household sanitizers; (p) activities of intermediation and agency of services and business in general; (q) retail trade in health products and related products; and (r) wholesale trade in health products and related products.

3.2.	Issue Number

3.2.1.	This is the second (2nd) public issue of Debentures of Issuer.

3.3.	Number of Series

3.3.1.	The Issue shall be made in a single series.

3.4.	Issue Price

3.4.1.	The total issue price shall be one hundred and fifty million Reais (R$150,000,000.00), on the Issue Date (as defined below).

3.5.	Number of Debentures

3.5.1.	One thousand and five hundred (1,500) Debentures shall be issued.

3.6.	Mandated Bookrunner and Settlement Bank

3.6.1.	The settlement bank and the mandated bookrunner of the Debentures shall be Banco Bradesco S.A., with head-office in the City of Osasco, State of São Paulo, in the administrative center named ‘Cidade de Deus’, no number, in Vila Yara, Postal Code No. 06.029-900, enrolled with the CNPJ/MF under No. 60.746.948/0001-12 (‘Mandated Bookrunner” and “Settlement Bank”, respectively).

3.7.	Allocation of the Funds

The funds raised by means of this Issue shall be allocated to the early redemption of the simple debentures, not convertible into shares, in a single series with collateral and personal guarantee of the first (1st) issue of Issuer, plus the remuneration due, and to settlement of Bank Credit Note No. 7547497 issued by Issuer with Banco Bradesco S.A., the total debit balance of which, on March 17, 2015, is R$5,868,055.78, it being understood that the remaining balance shall be allocated to reinforce the cash of Issuer.

3.7.1.	Registration for Distribution and Trading

3.7.2.	The Debentures shall be registered: (i) for distribution in the primary market by means of the MDA; and (ii) for trading in the secondary market by means of the CETIP21, it being understood that electronic custody of the Debentures and the financial settlement shall be carried out through CETIP.

3.7.3.	The Debentures may only be traded in regulated securities markets after the lapse of ninety (90) days of their subscription or acquisition by the Qualified investors (as defined below), pursuant to the provisions of articles 13 and 34 of CVM Instruction 476 and compliance, by Issuer, with the duties defined in article 17 of CVM Instruction 476.

3.8.	Placement and Distribution Procedure

3.8.1.	The Debentures shall be subject to public distribution, with restricted distribution efforts, under the system of firm guarantee of subscription, pursuant to the provisions of the “Private Instrument of Underwriting, Placement and Distribution with Restricted Efforts of Simple Debentures, not Convertible into Shares, with Collateral under the Firm Guarantee of Subscription System of the 2nd (Second) Public Issue of NS2.com Internet S.A.” (“Placement Agreement”), with the intermediation of Banco Bradesco BBI S.A. (“Lead Underwriter”), a financial institution that is part of the securities distribution system, the target public of which are qualified investors, defined pursuant to the provisions of article 4 of CVM Instruction 476 and of article 109 of CVM Instruction No. 409, of August 18, 2004, as amended (“Qualified Investors”),

3.8.2.	The distribution procedure shall follow the procedure described in CVM Instruction 476. For that purpose, (i) the Lead Underwriter may only access, at most, seventy-five (75) Qualified Investors; and (ii) the Debentures may only be acquired by, at most, 50 (fifty) Qualified Investors, pursuant to the provisions of CVM Instruction 476.

3.8.3.	The investment funds and securities managed portfolios the investment decisions of which are made by the same manager shall be deemed a single investor for purposes of the limits set forth in item 3.9.2. above.

3.8.4.	The maximum term for placement of the Debentures shall be up to six (6) months as from the initial date of the distribution, pursuant to the provisions of article 7-A of CVM Instruction 476, considering full compliance with the conditions precedent set forth in the Placement Agreement, subject to the term of firm guarantee and other conditions set forth therein (“Placement Term”).

4.	CHARACTERISTICS OF THE DEBENTURES

4.1.	Basic Characteristics

4.1.1.	Unit Par Value

4.1.1.1.	The unit par value of the Debentures shall be one hundred thousand Reais (R$100,000.00) on the Issue Date (“Par Value” or “Unit Par Value”).

4.1.2.	Number of Debentures

4.1.2.1.	One thousand and five hundred (1,500) Debentures, in a single series, shall be issued.

4.1.3.	Issue Date

4.1.3.1.	For all legal purposes and effects, the date of issue of the Debentures shall be March 5, 2015 (“Issue Date”).

4.1.4.	Term and Due Date

4.1.4.1.	The final due date of the Debentures shall occur upon termination of the term of sixty (60) months as from the Issue Date, falling, therefore, on March 5, 2020 (“Due Date”), except for the events of (i) Early Redemption, as defined below; and (ii) Early Maturity, as defined below.

4.1.5.	Form and Issue of Certificates

4.1.5.1.	The Debentures shall be issued in registered and book-entry form, without the issue of certificates.

4.1.6.	Proof of Ownership of the Debentures

4.1.6.1.	For all purposes of law, ownership of the Debentures shall be proved by a statement of the deposit account of the Debentures issued by the Bookrunner Bank. In addition, a statement in the name of the Debentureholder, issued by CETIP, shall be acknowledged as proof of ownership of the Debentures electronically held in custody at CETIP.

4.1.7.	Convertibility

4.1.7.1.	The Debentures shall be simple debentures, not convertible into shares issued by Issuer.

4.1.8.	Species

4.1.8.1.	The Debentures shall be collateral type, pursuant to the provisions of article 58, paragraph 2, of the Corporation Law, as described in Section 4.10 below.

4.2.	Subscription

4.2.1.	Term for Subscription

4.2.1.1.	The Debentures shall be subscribed, at any time, on a single date, during the Placement Term (as defined below) (“Subscription Date”).

4.2.2.	Subscription Price

4.2.2.1.	The subscription price of each Debenture shall be its Unit Par Value of the Debentures. In this case, all debentures shall be subscribed and paid on a single date.

4.2.3	Right of First Refusal

4.2.3.1.	There is no right of first refusal of the current shareholders of Issuer in the subscription of the Debentures.

4.3.	Payment and Form of Payment

The Debentures shall be paid in cash, in Brazilian currency, upon subscription, in accordance with the applicable CETIP settlement rules. The amount to be received by Issuer as a result of the amounts paid by the holders of Debentures (“Debentureholders”) by way of payment of the Debentures shall be credited by the Lead Underwriter to bank account number 63052-7, owned by Issuer, held with Banco Bradesco S.A. in Branch 3381.

4.4.	Adjustment to the Unit Par Value

4.4.1.	There shall be no adjustment for inflation of the Unit Par Value.

4.5.	Remuneration

4.5.1.	Conventional Interest

4.5.1.1.	The Debentures shall be entitled to the payment of conventional interest equivalent to the accrued variation of one hundred percent (100%) of the daily average rates of Interfinancial Deposits—DI of one day, over extra group, expressed as a percentage per year, based on two hundred and fifty-two (252) business days, calculated and disclosed daily by CETIP in the daily bulletin, available on its page on the Internet (http://www.cetip.com.br) (“DI Rates”), plus a surtax of de two point two hundred and thirty one hundredths percent (3.231%) (sic) per year, based on two hundred and fifty-two (252) business days, exponentially and cumulatively calculated, on a pro rata temporis basis, levied on the Unit Par Value of the Debentures or on the balance of the Unit Par Value of the Debentures, as the case may be, as from the Subscription Date or from the immediately preceding scheduled date for payment of the Conventional Interest (as defined below) (“Conventional Interest”).

4.5.1.2.	The Conventional Interest shall be paid quarterly, as from the Issue Date, on the 5th day of the months of March, June, September, and December, by the Due Date, or, in case they are not business days, on the first subsequent business day, as the case may be, it being understood that the first (1st) payment of Conventional Interest shall occur on June 5, 2015.

4.5.2.	Form of Calculation of the Conventional Interest

4.5.2.1.	The Conventional Interest shall be calculated in accordance with the following formula:

J = VNe x (InterestFactor-1)

where

J = unit price of the interest, accrued in the period, due on the date of actual payment thereof, calculated with eight (8) decimals, without rounding;

VNe = Unit Par Value or balance of the Unit Par Value informed/calculated with eight (8) decimals, without rounding;

InterestFactor = interest factor composed of the floating parameter plus spread, calculated with nine (9) decimals, rounded, assessed in accordance with the following formula:

InterestFactor—(DIFactor x SpreadFactor)

where

DIFactor = multiplicand of the DI-Over Rates, from and including the initial date of the capitalization to and excluding the date of calculation, with eight (8) decimals, rounded, determined as follows:

where

nDI = total number of DI-Over Rates, considered in the calculation of the “DIFactor”, where “nDi” is a whole number; and

TDIk = DI-Over Rate, of order k, expressed daily, calculated with eight (8) decimals, rounded, determined as follows:

where

k= 1, 2, ., n;

DIk = DI Rate, of order k, expressed as a percentage, disclosed by CETIP, valid for one (1) business day (overnight), used with two (2) decimals:

SpreadFactor = fixed interest surtax calculated with nine (9) decimals, rounded, calculated in accordance with the following formula:

where:

spread = spread or surtax, as a percentage per year, informed with four (4) decimals; and

DP—number of business days between the date of the first subscription and payment or the immediately preceding date of payment of the Conventional Interest, as the case may be and the calculation date, where “DP” is a whole number.

4.5.2.2.	For purposes of calculation of the Conventional Interest:

(i)	The factor resulting from the expression [1 + (TDIk)] shall be taken into consideration with sixteen (16) decimals, without rounding;

(ii)	The product of the daily factors [1 + (TDIk)] shall be made, it being understood that at each accrued daily factor, the result shall be truncated with sixteen (16) decimals, without rounding, applying the next daily factor, and so on until the last one taken into consideration:

(iii)	once the factors are accrued, the resulting factor “DI Factor” shall be taken into consideration with eight (8) decimals, with rounding;

(iv)	the factor resulting from the expression (DIFactor x SpreadFactor) is considered with nine (9) decimals, rounded; and

(v)	the DI Rate shall be used considering an identical number of decimals than that disclosed by the CETIP.

4.5.2.3.	In the event of temporary unavailability of the DI Rate upon payment of any payment obligation set forth in this Deed, the same daily rate produced by the last DI Rate known by the date of calculation shall be used in substitution thereof, and no financial setoff shall be due, both by Issuer and by the Debentureholders, upon subsequent disclosure of the DI Rate.

4.5.2.4.	In the event of lack of ascertainment and/or disclosure of the DI Rate for a term in excess of ten (10) business days as from the date expected for disclosure thereof or, furthermore, in the event of extinguishment or impossibility of application thereof as required by the law or court order, the DI Rate shall be replaced by a substitute legally determined for that purpose. In case there is no legal substitute for the DI Rate, the Trustee shall call a Debentureholders Meeting (as defined below) to define by mutual agreement with Issuer the new parameter to be applied. Until resolution on the new parameter to be used to calculate the amount of any obligations set forth in this Deed, the same daily rate produced by the last DI Rate known by the date of the resolution of the Debentureholders Meeting shall be used, and no setoff shall be due between the Issuer and the Debentureholders, upon subsequent disclosure of the DI Rate.

4.5.2.5.	If the DI Rate is disclosed before the Debentureholders Meeting is held, except in the event of impossibility of application thereof by law or court order, such meeting shall no longer be held, and the DI Rate, as from the date of its disclosure, shall be used to calculate the Conventional Interest, with the last DI Rate previously known to be used by the date of disclosure.

4.5.2.6.	In case there is no agreement on the substitute rate between Issuer and the Debentureholders representing at least two thirds (2/3) of the outstanding Debentures, Issuer shall opt, at its sole discretion, for one of the alternatives set forth below, agreeing to communicate Trustee in writing, within seven (7) days as from the date of conduction of the Debentureholders Meeting set forth in Section 4.5.2.4.:

(i)	Issuer shall carry out the early redemption of all Debentures, without any fine or premium, within thirty (30) days as from the date of conduction of the respective Debentureholders Meeting, by the Unit Par Value of the Debentures or by the balance of the Unit Par Value of the Debentures, as the case may be, plus the Conventional Interest calculated pursuant to the provisions of this Debenture Deed and until the date of respective payment of the redemption amount set forth in this item 5.4.2.6, as well as Default Charges and Fine, as defined below, if applicable. In this event, to calculate the Conventional Interest applicable to the Debentures to be redeemed the same daily rate produced by the last DI Rate officially disclosed shall be used; or

(ii)	Issuer shall present an alternative schedule of amortization of all the Debentures, which shall not exceed the Due Date and the amortization term set forth in this Deed. During the term for amortization of the Debentures by Issuer, the frequency of payment of the Conventional Interest shall continue to be the frequency established in this Deed, it being understood that, until full amortization of the Debentures, a substitute remuneration rate shall be used, which shall be defined from among three indices used in the financial market for remuneration of the fixed-income investment. The substitute remuneration rate shall preserve the actual value and the same levels of the Conventional Interest applicable previously to the suspension or extinguishment of said DI Rate. If the respective substitute rate of the Conventional Interest is referenced in a term different from two hundred and fifty-two (252) business days, this rate shall be adjusted to reflect the base of two hundred and fifty-two (252) business days used by the DI Rate. The alternative schedule and the substitute rate of remuneration shall be approved by the Debentureholders in a Debentureholders Meeting representing two thirds (2/3) of the outstanding Debentures, it being understood that, if said approval is not obtained, the provisions of item “i” shall apply.

4.5.3.	Capitalization Period

4.5.3.1.	Capitalization period (“Capitalization Period”) is defined as the period of time starting on the subscription and payment date, in the event of the first Capitalization Period, or on the immediately preceding scheduled date for payment of the Conventional Interest, in the event of the other Capitalization Periods, and ends on the scheduled date for the payment of Conventional Interest corresponding to the period in question. Each Capitalization Period succeeds the previous one without interruption, until the Due Date.

4.6.	New agreement

4.6.1.	There will be no new agreement on the Debentures.

4.7.	Amortization

4.7.1.	The Unit Par Value of the Debentures shall be amortized in sixteen (16) quarterly, equal and consecutive installments, it being understood that the first installment shall be due as from the fifteenth (15th) month as from the Issue Date, i.e., from (and including) June 5, 2016, and the others according to the dates and percentages detailed below, except for the possibility of early redemption, pursuant to Section 5 below:

Amortization Date	Percentage of the Unit Par Value of the Debentures to be Amortized
6/5/16	6.2500%
9/5/16	6.2500%
12/5/16	6.2500%
3/5/17	6.2500%
6/5/17	6.2500%
9/5/17	6.2500%
12/5/17	6.2500%
3/5/18	6.2500%
6/5/18	6.2500%
9/5/18	6.2500%
12/5/18	6.2500%
3/5/19	6.2500%
6/5/19	6.2500%
9/5/19	6.2500%
12/5/19	6.2500%
3/5/20	6.2500%
—	100.0000%

4.8.	Payment Conditions

4.8.1.	Place of Payment and Tax Immunity

4.8.1.1.	The payments to which the Debentures are entitled shall be made: (i) using the procedures adopted by the CETIP for the Debentures electronically held in custody at CETIP; or (ii) in case the Debentures are not electronically held in custody at CETIP: (a) at the head-office of Issuer or of the Settlement Bank; or (b) as the case may be, by the financial institution retained for such purpose.

4.8.1.2.	In case any Debentureholder enjoys any kind of immunity or tax exemption, it shall send to the Settlement Bank and Mandated Bookrunner, with copy to Issuer, at least fifteen (15) Business Days before the date scheduled for any of the payments relating to the Debentures, documentation proving such immunity or tax exemption, under penalty of deduction of the amounts due pursuant to the provisions of the applicable tax law from its revenue resulting from payment of the Debentures owned by it.

4.8.1.2.1.	The Debentureholder that has presented documentation proving its condition of immunity or tax exemption, pursuant to the provisions of Section 4.8.1.2 above, which condition is changed by a statutory provision, or because it fails to meet any condition and requirement barred by the statute of limitations in the applicable statutory provision, or also if such condition is challenged by a court, tax or regulatory of competent jurisdiction, shall communicate this fact in detail and in writing to the Mandated Bank, with copy to Issuer, as well as to provide any additional information in relation to the matter that is requested to it by the Mandated Bank or by Issuer.

4.8.1.2.2.	Even if it has received the documentation mentioned in Section 4.8.1.2 above, and provided it has legal grounds to do it, Issuer may deposit in court or deduct from any amounts related to the Debentures and the taxation it understands due, and this fact cannot generate a claim for damages against Issuer or the Mandated Bank by any Debentureholder or third party.

4.8.2.	Extension of Terms

4.8.2.1.	The payment dates of any obligation shall be automatically extended to the first subsequent business day if the due date of the respective obligation is a national holiday, Saturday or Sunday, or also whenever the banks are authoriz\ed to closed in the City of São Paulo, State of São Paulo, without any increase in the amounts to be paid, except for those cases in which the payments shall be made by means of CETIP, in which case there will only be an extension when the payment date of the respective obligation is a Saturday, Sunday or national holiday.

4.8.3.	Default Charges and Fine

4.8.3.1.	Without prejudice to the Conventional Interest, in the event of untimely compliance by Issuer of any payment obligations relating to the Debentures, the overdue and unpaid debits shall be increased by late payment interest at the rate of one percent (1%) per month, calculated on a pro rata temporis basis, from the date of default to the date of actual payment, as well as by a non-compensatory fine of two percent (2%) of the amount due, irrespective of warning, notice or judicial or extrajudicial notification (collectively, “Default Charges and Fine”).

4.8.4.	Peremption of the Right to Increases

4.8.4.1.	Without prejudice to the provisions of Section 4.8.3.1 above, failure by the Debentureholder to attend to receive the amount corresponding to any of the payment obligations of Issuer on the dates set forth in this Deed or in a communication published by Issuer shall not entitle it to receive the Conventional Interest and/or Default Charges and Fine in the period relating to the delay in receipt, but it shall be ensured, however, the rights vested in it by the date of the respective maturity of Conventional Interest and/or Due Date.

4.9.	Publicity

4.9.1.	All announcements, warnings and other acts and decisions resulting from this Issue that in any way involve the interests of the Debentureholders shall be published in the Official Gazette of the State of São Paulo and in the Newspaper “Diário de Notícias”, as established in article 289 of the Corporation Law, subject to the statutory terms, and Issuer shall communicate to Trustee any publication on the date it is made.

4.10.	Collateral

4.10.1.	The Debentures shall be guaranteed by fiduciary assignment (i) of all receivables, which shall be free from any lien or encumbrance after verification of the condition precedent pursuant to the provisions of the Fiduciary Assignment Agreement, as defined below, resulting from transactions conducted by holders of credit and/or debit cards of the brands VISA or AMERICAN EXPRESS, as means of payment for the acquisition of goods in business establishments of the Company; and of (ii) escrow account held with bank No. 237, Banco Bradesco S.A., which shall be opened in accordance with the terms and conditions set forth in the “Fiduciary Assignment Agreement of Credit Rights (Receivables) Under Condition Precedent and Other Covenants”, to be executed between Issuer, as Assignor and the Debentureholders represented by the Trustee, as assignees, (“Fiduciary Assignment” or “Guarantee” and “Fiduciary Assignment Agreement”, respectively). The Fiduciary Assignment Agreement shall contemplate that the portion of the assigned credit rights that exceeds the minimum amount, equivalent to fifty percent (50%) of the balance of the Unit Par Value of the Debentures plus the respective Conventional Interest and the Default Charges and Fine, as applicable, may be used and/or encumbered by Issuer in transactions with the Debentureholders and/or with the respective operator of the card(s), subject to the limits and procedures established in said Fiduciary Assignment Agreement and provided all obligations of this Issue are complied with and no event of early maturity has occurred pursuant to the provisions of this Debenture Deed and/or of the Fiduciary Assignment Agreement.

4.10.2.	The Fiduciary Assignment Agreement shall be presented for registration, at the expenses of Issuer, in the competent Notary Publics, it being understood that proof of such registration shall occur within up to twenty-five (25) days as from the date of execution of this Deed or until the Subscription Date, whichever is earlier.

4.10.3.	If Issuer fails to comply with the obligation set forth in Section 4.10.2 above, the Trustee is hereby irreversibly and irrevocably authorized and granted all powers to promote said registration, in the name of Issuer, as its attorney-in-fact, it being understood that Issuer shall reimburse all expenses, pursuant to the provisions of this Deed and of the Fiduciary Assignment Agreement.

4.10.4.	In case it is necessary to replace the Guarantee, Issuer is authorized to replace it for other assets or rights owned by Issuer and/or third parties, as the case may be, and of the same or of a different nature than those offered as guarantee, provided this is previously approved by the Debentureholders in a Debentureholders Meeting (“Guarantee Replacement”).

4.10.5.	For purposes of the provisions of article 70 of the Corporation Law, Trustee hereby agrees with the Guarantee Replacement, provided it is previously approved by the Debentureholders in a Debentureholders Meeting pursuant to the provisions of Section 4.10.4.

4.10.6.	If the Guarantee Replacement is not made pursuant to the provisions and within the terms determined in this Deed and in the Guarantee, the early maturity of the Debentures shall be declared, pursuant to the provisions of Section 5.3 (xiv) below.

4.10.7.	Upon execution of the Guarantee, subject to the requirements for formalization and creation of the guarantees set forth in these instruments, the Guarantee shall be irrevocably and irreversibly formalized in favor of the Debentureholders, represented by Trustee, to guarantee the due, timely and full payment of the principal and ancillary obligations of Issuer, pursuant to the provisions of this Deed.

5.	FACULTATIVE EARLY ACQUISITION, FACULTATIVE EARLY REDEMPTION, EXTRAORDINARY AMORTIZATION AND EARLY MATURITY

5.1.	Facultative Early Acquisition

5.1.1.	Issuer may, at any time, acquire outstanding Debentures in the market, for a price not to exceed their Unit Par Value, or for a price in excess of the Unit Par Value of the Debentures, with due regard for the rules enacted by CVM in this respect, as set forth in paragraph 3 of article 55 of the Corporation Law. The Debentures that are the subject matter of this procedure may: (i) be cancelled, which cancellation shall be the subject matter of an amendment to this Deed; (ii) remain in treasury; or (iii) subject to the restriction to trading of the Debentures set forth in Section 3.8.2 above, be placed in the market again. The Debentures acquired by Issuer to remain in treasury, pursuant to the provisions of this Section 5.1.1, if and when replaced in the market, shall be entitled to the same remuneration as the other Debentures.

5.2.	Extraordinary Amortization and Facultative Early Redemption

5.2.1.	The Debentures may be the subject of extraordinary amortization, i.e., outside the dates already set forth in Section 4.7.1. above (“Extraordinary Amortization of Debentures”) or of facultative redemption, in this case, in full (“Facultative Early Redemption of Debentures”), at the discretion of Issuer, by means of the remittance of Amortization or Redemption Notice (as defined in Section 5.2.1.6 below).

5.2.1.1.	Subject to the provisions of item 5.2.1.5 below, the amount of the Facultative Early Redemption of Debentures or of the Extraordinary Amortization of Debentures due by Issuer shall be equivalent to the (i) Unit Par Value of the Debentures or to the balance of the Unit Par Value of the Debentures, as the case may be, in the event of redemption, or of a portion of the Unit Par Value das Debentures or of the balance of the Unit Par Value das Debentures, as the case may be, in the event of Amortization, plus (ii) the Conventional Interest, calculated pursuant to the provisions of this Debenture Deed until the date of the respective payment of the amount of the redemption or of the amortization, as the case may be; (iii) other charges due and not paid by the date of the redemption or of the amortization, as the case may be; and (iv) of premium—flat, levied on the sum of the amounts indicated in items (i) to (iii), corresponding to the following amounts, depending on the time of the Extraordinary Amortization of Debentures or of the Facultative Early Redemption of Debentures (“Amount of the Extraordinary Amortization of Debentures”, “Amount of the Facultative Early Redemption of Debentures” and “Premium”, respectively):

Period	Premium

To and including the twelfth (12th) month as from the Issue Date	thirty-five hundredths percent (0.35%)

From and including the thirteenth (13th) month to and including the twenty-fourth (24th) month as from the Issue Date	Thirty hundredths percent (0.30%)

From and including the twenty-fifth (25th) month to and including the thirty-sixth (36th) month as from the Issue Date	twenty-five hundredths percent (0.25%)

From and including the thirty-seventh (37th) month to and including the forty-eight (48th) month as from the Issue Date	twenty hundredths percent (0.20%)

From and including the forty-ninth (49th) month to and including the sixtieth (60th) month as from the Issue Date	fifteen hundredths percent (0.15%)

5.2.1.2.	CETIP shall be informed by means of correspondence sent by Issuer, with the “agreed” of Trustee, of occurrence of the Extraordinary Amortization of Debentures of the Facultative Early Redemption of Debentures at least two (2) business days in advance.

5.2.1.3.	The redeemed Debentures shall be cancelled by Issuer.

5.2.1.4.	For purposes of this Section 5.2.1.4, the notice of Extraordinary Amortization of Debentures or of Facultative Early Redemption of Debentures to be sent by Issuer to Trustee and published by means of communication to the Debentureholders, pursuant to the provisions of Section 4.9.1 above, fifteen (15) days in advance, shall contain the terms and conditions of the Extraordinary Amortization of Debentures or of the Facultative Early Redemption of Debentures, as the case may be, necessarily including: (i) the respective date of the Extraordinary Amortization of Debentures or of the Facultative Early Redemption of Debentures, as the case may be; (ii) the Amount of the Extraordinary Amortization of Debentures or the Amount of the Facultative Early Redemption of Debentures, as the case may be; and (iii) any other information required for operationalization of the Extraordinary Amortization of Debentures or of the Facultative Early Redemption of Debentures, as the case may be (“Amortization or Redemption Notice”).

5.2.1.5.	It is hereby agreed that by the sixth (6th) month from (and including) the Issue Date, Issuer may, at its sole discretion, carry out a single extraordinary amortization of debentures in an amount equivalent to up to seventy million Reais (R$70,000,000.00) (“Differentiated Extraordinary Amortization”), it being understood that, in this case, subject to the limit hereby established, the amount of the Differentiated Extraordinary Amortization to be paid by Issuer shall correspond to (i) the portion of the Unit Par Value of the Debentures or of the balance of the Unit Par Value das Debentures, plus (ii) the Conventional Interest, calculated pursuant to the provisions of this Debenture Deed until the date of the respective payment of the Amortization; (iii) other charges due and not paid by the date of the amortization; and (iv) premium—flat, levied on the sum of the amounts indicated in items (i) to (iii), corresponding to the rate of zero point twenty hundredths (0.20%) (“Amount of the Differentiated Extraordinary Amortization”). The power set forth in this item may be exercised by Issuer a single time during the period between the Issue Date and the sixth (6th) month from (and including) the Issue Date. If Issuer carries out the Differentiated Extraordinary Amortization in an amount lower than seventy million Reais (R$70,000,000.00), the remaining balance of the par value of the Debentures may only be subject to Extraordinary Amortization of Debentures by Issuer, pursuant to the terms and conditions set forth in item 5.2.1.1 above

5.2.1.6.	It is hereby agreed that no Extraordinary Amortization of Debentures may be in an amount equal to or higher than ninety-five percent (95%) of the debit balance of the Unit Par Value of the Debentures. In this case, the early redemption of all Debentures may be carried out.

5.3.	Acceleration

5.3.1.	Events of acceleration

5.3.1.1.	The Trustee shall, in accordance with the provisions of this Section 5.3.1, declare the acceleration of all the obligations under the Deed and demand immediate payment by the Issuer of the Unit Par Value of the Debentures or of the balance of the Unit Par Value of the Debentures, as the case may be, plus the Conventional Interest and the Default Charges and Fine, if any, as calculated in accordance with this Debenture Deed, regardless of any judicial or extrajudicial notice, summons, or notification, upon occurrence of any of the following events (“Events of Default”):

(i)	Any court-supervised or out-of-court reorganization petition filed by the Issuer and/or by its direct or indirect controlling shareholders, as well as its winding up, liquidation, or dissolution, filing of a voluntary bankruptcy petition, failure to timely oppose or answer a bankruptcy petition (provided that such answer annuls the effects of such bankruptcy petition), adjudication of bankruptcy, or any similar proceeding that may be created by law against the Issuer and/or its direct or indirect controlling shareholders;

(ii)	Any court-supervised or out-of-court reorganization petition filed by the subsidiaries of the Issuer, as well as their winding up, liquidation, or dissolution, filing of a voluntary bankruptcy petition, failure to timely oppose or answer a bankruptcy petition (provided that such answer annuls the effects of such bankruptcy petition), adjudication of bankruptcy, or any similar proceeding that may be created by law against the subsidiaries of the Issuer;

(iii)	Any non-performance by the Issuer of any and all non-monetary obligations set forth in this Debenture Deed and/or in the Fiduciary Assignment Agreement which (a) is not cured within the specific cure period set forth in this Deed or, (b) if there is no specific cure period, is not cured within seven (7) days from the date when such obligation should have been performed;

(iv)	Any change in the shareholdings or corporate restructuring of the Issuer or any direct or indirect assignment or transfer of shares in the capital stock of the Issuer, except when a majority of the shares in the Issuer remains held by the current holders of the majority of its capital stock, without prior consent from the Debentureholders convened at a specific meeting;

(v)	Any direct or indirect change in the current direct or indirect control over the Issuer;

(vi)	Any spin-off, consolidation, merger, or other form of corporate restructuring that entails a change in the capital stock of the Issuer which reduces the shareholders’ equity of the Issuer as stated in its financial statements as of June 31 (sic), 2014 without prior express authorization from the Debentureholders convened at a specific meeting;

(vii)	Any lawful protest of negotiable instruments against the Issuer or its subsidiaries and/or associated companies whose individual or aggregate amount is equal to or greater than five million (sic) (R$5,000,000.00), except when (a) such protest has been made by third parties in error or in bad faith, if such error or bad faith is validly demonstrated by the Issuer, or (b) the Issuer has answered such protest in good faith to demonstrate error or bad faith no later than ten (10) days from the date of notice of such protest, which shall be deemed the cure period, and the immediate enforceability of the payment thereof has been suspended or canceled;

(viii)	Any default of any financial obligations of the Issuer by the original due date thereof which is not cured within the applicable cure period, if any, whose individual or aggregate amount is equal to or greater than ten million Reais (R$10,000,000.00) or its equivalent in other currencies, which amount shall be adjusted for inflation from the Issue Date, on a monthly basis, by the General Market Price Index (the “IGP-M”), except in the event of suspension or cancelation of the immediate enforceability of the payment of the relevant amount for any reason or by virtue of any bond posted by the Issuer to secure the discussion in good faith of the validity or sufficiency of such default, provided that such bond suspends or cancels the enforceability of the payment of such amount;

(ix)	Any acceleration of any financial obligations of the Issuer or of its subsidiaries and/or associated companies, whether in the local or in the international market;

(x)	Any non-compliance by the Issuer of one or more final arbitration awards or unappealable court judgments rendered against the Issuer whose individual or aggregate amount is equal to or greater than five million Reais (R$5,000,000.00) or its equivalent in other currencies, which amounts shall be adjusted for inflation as from the Issue Date by the IGP-M;

(xi)	Any reduction in the capital stock of the Issuer and/or amendment to the Bylaws of the Issuer followed by the exercise of the right of dissent of any of the Issuer shareholders, by an amount that may directly or indirectly affect the performance of the obligations of the Issuer under this Debenture Deed and the Guarantee, unless previously approved at a Debentureholders’ Meeting;

(xii)	Any payment of dividends to the Issuer shareholders, including dividends by way of advance payment and/or proceeds as interest on equity, when the Issuer is in default with respect to the Debentures, subject, however, to the payment of the mandatory minimum dividend set forth in law;

(xiii)	Any change in the type of organization of the Issuer under articles 220 and 221, without prejudice to the provisions of article 222, all of the Corporation Law;

(xiv)	If the Deed and/or the Guarantee set forth in this Deed (a) are challenged in court by the Issuer, (b) are not or do not become duly perfected, (c) are annulled, null and void, or invalidated in any way, (d) otherwise cease to exist or are terminated and such event is not cured or the Issuer does not replace or reinforce such Guarantee, upon approval from the Debentureholders, within ten (10) days from the date when the Issuer becomes aware of such event, or (e) the balance of performing receivables pledged as collateral is not greater than fifty percent (50%) of the debit balance of the Debentures;

(xv)	Any of the representations made by the Issuer in connection of the Issue is demonstrated to be false, inaccurate, or misleading, as of the date when made, in any relevant aspect or in any aspect that may result in a Material Adverse Event;

(xvi)	Any event which, in the opinion of the Debentureholders, upon express consultation with the Issuer, within ten (10) days from the date of occurrence of such event, has with respect to the Issuer (a) any material adverse effect on its condition (whether economic, financial, operational, or other), businesses, assets, operating income, and/or prospects, (b) any material adverse effect on its legal and/or economic and financial power or ability to perform any of its obligations under this Deed, and/or (c) any event or condition that, upon lapse of time, notice, or both, may result in an Event of Default (a “Material Adverse Event”);

(xvii)	Any amendment to the business purpose of the Issuer which results in a relevant change in its industry, unless such amendment does not adversely affect the ability of the Issuer to perform its obligations under this Deed;

(xviii)	Any application of proceeds from the Issue other than as described in this Debenture Deed;

(xix)	Any non-performance of any obligation set forth in the Placement Agreement;

(xx)	Any failure to obtain or renew, cancelation, revocation, or suspension of any authorizations, concessions, permits, and licenses, including social and environmental ones, required for the appropriate exercise of its activities, if such non-performance of the foregoing obligations results in a Material Adverse Event;

(xxi)	Any expropriation, forfeiture, or any other measure by any Brazilian government entity which results in loss by the Issuer of ownership in or direct possession of a substantial portion of its assets or in its inability to manage its businesses, if such expropriation, forfeiture, or other measure materially affects the ability of the Issuer to pay its obligations relating to the Debentures and such measure is not remedied by the Issuer within five (5) business days from the date when the Issuer becomes aware of such event;

(xxii)	Any failure of the Issuer to pay any monetary obligations payable to Debentureholders by their respective due date;

(xxiii)	Any transfer or other form of assignment or promise of assignment by the Issuer to third parties, wholly or in part, of its obligations under the Deed without prior authorization from the Debentureholders;

(xxiv)	If any of the documents relating to the Issue becomes demonstrably unenforceable or invalid under applicable law and such event is not remedied within five (5) business days from the date when the Issuer becomes aware of such event;

(xxv)	If the Issuer fails to perform any obligations under the Guarantee for any reason, provided that such default is not cured or the Issuer fails to replace or reinforce such Guarantee within the term set forth herein;

(xxvi)	If the Issuer or its subsidiaries, associated companies, or parents, as applicable, provide, during the term of the Debentures, any guarantees outside their ordinary course of business for transactions not contemplated in their business purpose, to the extent that such guarantees adversely affect the ability of the Issuer to perform its obligations under the documents in connection with this Issue;

(xxvii)	Any failure to formalize, perfect, and duly maintain any Guarantee instruments; and

(xxviii)	Any failure of the Issuer to meet, as long as any Debentures are outstanding, a ratio between the Financial Indebtedness and the Credit Card Receivables which is less than or equal to 3.00, to be calculated semi-annually based on the financial statements of the Issuer (the “Financial Ratios and Limits”).

For the purposes of item (xxviii) above:

Financial Indebtedness shall include the loan and bank financing balances stated in the balance sheet of the Issuer; and

Credit Card Receivables shall include the credit card receivables balances stated in the balance sheet of the Issuer.

5.3.1.2.	The Issuer shall give notice to the Trustee of the occurrence of any Event of Default described in this Deed or in the Fiduciary Assignment Agreement within two (2) business days from the date of occurrence thereof, which shall contain all the necessary details and be accompanied by a report from the Issuer describing the occurrence and any measures that the Issuer intends to take with respect to such occurrence as provided for in the Issue documents.

5.3.1.3.	The Financial Ratios and Limits shall be monitored by the Trustee, on a semi-annual basis, based on the consolidation financial information of the Issuer and on the report issued by the independent auditor demonstrating the calculation of the Financial Ratios and Limits, as the case may be. The first calculation and verification of the Financial Ratios and Limits under this Debenture Deed shall take into account the fiscal half-year ended December 31, 2014.

5.3.1.4.	The occurrence of any of the Events of Default described in this Debenture Deed under items (i), (iii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xxii), (xxiii), (xxiv), (xxv), and (xxvii) above which is not cured within the respective cure period, if applicable, shall result in automatic acceleration of the Debentures. In such case, the Trustee shall declare all the obligations arising from the Debentures due and payable and demand the applicable payment.

5.3.1.5.	Upon occurrence of any Events of Default other than those mentioned in Section 5.3.1.3 above, the Trustee shall call a Debentureholders’ Meeting to discuss the possibility of not accelerating the Debentures, in accordance with the provisions of Section 8 of this Deed. At such Debentureholders’ Meeting, the Debentureholders may, at their sole discretion, upon approval of holders of at least two thirds (2/3) of the outstanding Debentures, resolve not to accelerate the Debentures.

5.3.2.	Upon acceleration of the Debentures, the Trustee shall immediately give notice of such event to the Issuer, with copy to the Mandated Bank and to the Bookrunner Bank, so that the Issuer may pay the Unit Par Value das Debentures or the balance of the Unit Par Value of the outstanding Debentures, as the case may be, plus the Conventional Interest as calculated in accordance with this Debenture Deed by the date of the respective payment, within five (5) days from the date of receipt of such notice from the Trustee.

5.3.3.	Notice to CETIP shall be given at least two (2) business days in advance of the payment referred to in item 5.3.2 above.

5.3.4.	If the Issuer fails to pay the Debentures as stipulated in Section 5.3.2 above, the Unit Par Value das Debentures or the balance of the Unit Par Value of the Debentures, as the case may be, shall be increased, in addition to the applicable Conventional Interest, by Default Charges and Fine accrued from the date of acceleration of the Debentures to the date of actual payment thereof, without prejudice to the foreclosure of the Guarantee.

5.3.5.	The Issuer shall give notice to the Trustee of any change in the laws and/or accounting practices applicable to the preparation of its financial statements which results in disqualification of any of the Financial Ratios and Limits. In such case, the Trustee shall call a Debentureholders’ Meeting to discuss the possibility of adjusting the Financial Ratios and Limits to the new accounting standards or practices, which shall depend upon approval from the Debentureholders convened at a Meeting.

5.3.5.1.	Solely in the event described in Section 5.3.5 above, no disqualification of any of the Financial Ratios and Limits during the period between (i) such change in the applicable laws and/or accounting practices and (ii) the definition of new standards and parameters for calculation of the Financial Ratios and Limits shall entail the acceleration of the Debentures under this Debenture Deed.

5.3.5.2.	If any of the Debentureholders’ Meetings referred to in Section 5.3.5 fails to pass resolutions on the new standards and parameters for calculation of the Financial Ratios and Limits or cannot be opened due to lack of quorum on first and second call, the Financial Ratios and Limits established in this Debenture Deed shall be deemed upheld, and any subsequent disqualification thereof shall entail the acceleration of the Debentures under this Debenture Deed.

6.	ADDITIONAL OBLIGATIONS OF THE ISSUER

6.1.	The Issuer additionally agrees to:

(i)	Provide the Trustee with the following documents and information:

(a)	No later than three (3) months after the earlier of the end of each fiscal year or its disclosure date, (i) a copy of its full financial statements for the fiscal year then ended, together with an independent auditors’ report and a report demonstrating the calculation of the Financial Ratios and Limits and disclosing the items required for calculation thereof, (ii) a statement from an Officer of the Issuer certifying its compliance with the provisions of this Debenture Deed, and (iii) an updated organizational chart of the business group of the Issuer;

(b)	On a semi-annual basis, a copy of its full financial statements for the preceding half-year, no later than forty-five (45) days from the end date thereof;

(c)	Notice of call of any shareholders’ meeting, as well as the date and agenda of each meeting to be held, and copies of all minutes of all shareholders’ meetings, within thirty (30) days after the date thereof;

(d)	Any information on any of the events mentioned in Section 5.3 above immediately after its occurrence; and

(e)	Notices to Debentureholders of any relevant facts, as defined in CVM Instruction No. 358 of January 3, 2002, as amended from time to time (“CVM Instruction 358”), as well as the minutes of all shareholders’ meetings and meetings of the board of directors of the Issuer which may in any way be of interest to the Debentureholders, within ten (10) business days from the date when they were (or should have been) published or, if not published, from the date when such meetings were held;

(f)	Proof of recordation of the Fiduciary Assignment Agreement with the relevant registries within the earlier of twenty-five (25) days from the date of execution of this Deed or the Subscription Date;

(g)	Proof that the proceeds from the Issue were allocated in accordance with the provisions of Section 3.7. above on the first business day following the Subscription Date;

(h)	Information on any non-compliance by the Issuer of any of the clauses, terms, or conditions of this Deed within seven (7) days from the date when it becomes aware of such non-compliance, unless a different period is provided for in this Deed;

(i)	Any information requested by the Trustee which may impact the performance by the Issuer of its obligations under this Deed or result in the occurrence of a Material Adverse Event within seven (7) days from the date of its receipt of notice from the Trustee;

(ii)	Adequately disclose its economic and financial data as required by the Corporation Law and publish its financial statements as required by the applicable laws, particularly by article 17 of CVM Instruction 476;

(iii)	To fully perform its obligations set forth in article 17 of CVM Instruction 476 and transcribed below:

(a)	To prepare its year-end financial statements and, if applicable, its consolidated financial statements in accordance with the Corporation Law and with the CVM regulations;

(b)	To submit its financial statements to an audit by an auditor enrolled with the CVM;

(c)	To disclose its financial statements, together with the notes thereto and the independent auditors’ report, on its website within three (3) months from the end of each fiscal year;

(d)	To keep the documents mentioned in item (c) above available on its website for a period of three (3) years;

(e)	To comply with the provisions of CVM Instruction 358 with respect to its duty of confidentiality and trading restrictions;

(f)	To disclose on its website the occurrence of any relevant fact, as defined in article 2 of CVM Instruction 358, and immediately give notice thereof to the Lead Underwriter; and

(g)	To provide any information requested by the CVM and/or by CETIP;

(iv)	Submit to CETIP (a) any information disclosed on its website as referred to in sub-item (iii), clause (c) above, (b) any documents and information required by such entity within one (1) business day from the date of its receipt of notice to such effect, and (c) fully perform the other obligations set forth in CETIP Communication No. 28 of April 2, 2009;

(v)	Keep its accounts updated and conduct the respective recordkeeping in accordance with the Brazilian generally accepted accounting principles;

(vi)	Call a Debentureholders’ Meeting to discuss any of the matters directly or indirectly relating to this Issue, in accordance with the provisions of Section 8 of this Deed, in case the Trustee fails to do so;

(vii)	Comply with all determinations from the CVM by submitting documents and providing any information that may be requested from it;

(viii)	Keep appropriately operating a body to efficiently provide services to Debentureholders or engage financial institutions authorized to provide such services;

(ix)	Not to conduct transactions beyond the scope of its business purpose, subject to the applicable provisions of the bylaws and legal and regulatory provisions;

(x)	Not to take any actions in violation of (i) its Bylaws, to the extent that such actions adversely affect the ability of the Issuer to perform its obligations under this Deed, or (ii) the issue documents;

(xi)	Immediately give notice to the Trustee of any act or fact that may cause an interruption or suspension of the activities of the Issuer, as well as of the occurrence of any of the Events of Default mentioned in Section 5.3.1 above;

(xii)	Keep its material assets adequately insured, in accordance with the practices usually adopted by the Issuer;

(xiii)	Timely pay the service fees relating to the registration of the Debentures kept in electronic custody at CETIP;

(xiv)	Bear all the costs arising from (a) the distribution of Debentures, including all the costs relating to its registration with CETIP; (b) the recordation and publication of any instruments required for the Issue, such as this Deed, any amendments thereto, any corporate actions of the Issuer, and any instruments perfecting the Guarantees for this Issue, and (c) any expenses with the engagement of the Trustee, of the Mandated Bank, of the Bookrunner Bank, and of the Depositary Bank;

(xv)	Pay any taxes or contributions that are or may be levied on the Issue for which the Issuer is liable;

(xvi)	Not pay any dividends or interest on equity in case it is in default with respect to Debentures, except for the mandatory minimum required by the Corporation Law;

(xvii)	Keep the representations and warranties made in this Deed valid and conforming, as applicable, throughout the term of the Debentures and as long as any Debentures remain outstanding;

(xviii)	Engage, at its own expenses, whenever necessary, a renowned law firm to advise the Issuer and the Trustee in the perfection of the Guarantees mentioned in this Deed, as well as in any replacement of such Guarantees, whenever any new guarantees need to be perfected and/or replaced, as the case may be;

(xix)	Immediately give notice to the Trustee as soon as it becomes aware of any change in the laws and/or in the accounting practices applicable to the preparation of its financial statements which results in a material impact on the criteria and parameters for calculation of the Financial Ratios and Limits;

(xx)	Pay all demonstrable expenses incurred by the Trustee and previously approved by the Issuer, including attorney’s fees and other expenses and costs, for collection of any sums payable to Debentureholders under this Debenture Deed;

(xxi)	Keep all licenses, concessions, permits, and authorizations, including corporate ones, which may be relevant for the appropriate conduct of the businesses of the Issuer always effective;

(xxii)	Engage and retain engaged, at its own expenses, throughout the term of this Issue, service providers in connection with the obligations set forth in this Deed, including, without limitation, the Mandated Bank, the Depositary Institution, CETIP, and the Trustee;

(xxiii)	Indemnify and/or reimburse, as the case may be, the Debentureholders, in case any liabilities of any nature are imposed on them by third parties, by a court, and/or by any Brazilian inspection and control entities by virtue of any lack of truthfulness, consistency, quality, and sufficiency in any of its representations made in this Deed; and

(xxiv)	Submit a statement to the Lead Underwriter with respect to the full performance of the obligations set forth in article 17 of CVM Instruction 476, as transcribed in Section 6.1 (iii) above.

7.	THE TRUSTEE

7.1.	The Issuer names and appoints OLIVEIRA TRUST DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., identified above, as trustee for this Issue, which expressly accepts such appointment to represent the community of Debentureholders before the Issuer in accordance with the laws currently in force and with this Deed.

7.2.	The Trustee represents that:

(i)	It is not, under the penalties of law, under any legal impediment, in accordance with article 66, paragraph 3 of the Corporation Law, article 10 of CVM Instruction No. 28 of November 23, 1983, as amended from time to time, or, in the event of any change, any successor thereof (“CVM Instruction 28”), and other applicable rules, which prevents it from performing its duties hereunder;

(ii)	It accepts its appointment hereunder and fully assumes the duties and attributions set forth in the specific laws and in this Deed;

(iii)	It fully accepts this Deed and all its Sections and conditions;

(iv)	It has no relationship with the Issuer that prevents it from fully performing its duties;

(v)	It has been duly authorized to execute this Deed and perform its obligations hereunder and has satisfied all legal requirements and requirements set forth in its bylaws for such purpose;

(vi)	It is duly qualified to perform its duties as a Trustee, in accordance with the applicable regulations in force;

(vii)	This Deed constitutes a legal, valid, binding, and effective obligation of the Trustee, enforceable in accordance with its terms and conditions;

(viii)	It is not in any of the conflict of interest situations mentioned in article 10 of CVM Instruction 28;

(ix)	It accepts the obligation to monitor the occurrence of any of the events of acceleration described in Section 5.3 of this Deed;

(x)	Neither the execution of this deed nor the performance of its obligations thereunder violate any obligation previously assumed by the Trustee;

(xi)	It has verified the truthfulness of the information contained in this Deed, according to the documents and information submitted by the Issuer, and arranged for the remediation of any omissions, faults, or defects of which it may have become aware;

(xii)	Its individual representatives who have signed this Deed have sufficient powers to do so;

(xiii)	As of the date of execution of this Deed, it holds the position of trustee in connection with the first (1st) issue of simple debentures not convertible into shares, in a single series, with collateral and personal guarantee, for public distribution with restricted placement efforts, of the Issuer, in the capacity of trustee; and

(xiv)	The perfection of the Guarantee shall be conforming upon recordation of the Assignment Agreement with the relevant registries, as well as upon verification of the condition precedent set forth in the Fiduciary Assignment Agreement, it being understood that the sufficiency of the guarantee could not be confirmed on the basis of the Fiduciary Assignment Agreement as of the date of execution;

7.2.1.	The Issuer, in turn, represents that it has no relationship with the Trustee that prevents it from fully performing its duties.

7.3.	In the event of any temporary absence or impediment, resignation, intervention, liquidation, bankruptcy, or any other cause of vacancy in the position of Trustee, a Debentureholders’ Meeting shall be held, no later than thirty (30) days from the date of the respective triggering event, to elect a new trustee, which may be called by the Trustee to be replaced itself, by the Issuer, by Debentureholders representing at least a simple majority of the outstanding Debentures, or by the CVM.

7.3.1.	The CVM may appoint a temporary replacement for the Trustee until the new trustee selection process is completed.

7.3.2.	If the Trustee becomes unable to continue performing its duties due to any circumstances supervening this Deed, it shall immediately give notice thereof to the Debentureholders and request its replacement.

7.3.3.	The Debentureholders may, after the expiration of the distribution term, replace the Trustee and appoint its replacement at a Debentureholders’ Meeting called specially for such purpose.

7.3.4.	The replacement of the Trustee shall be subject to prior notice to the CVM and to its opinion with respect to the satisfaction of the requirements set forth in article 8 of CVM Instruction 28 and in any subsequent rules.

7.3.5.	Any permanent replacement of the Trustee shall be subject to an amendment to this Deed, which shall be annotated on the margin of the record of this Deed with the São Paulo State Commercial Registry (JUCESP).

7.3.6.	The Trustee shall take office on the date of execution of this Deed and shall remain in such position until it is effectively replaced or until all its obligations under this Deed and under applicable law have been performed.

7.3.7.	The rules and provisions of CVM shall apply in the event of replacement of the Trustee.

7.3.8.	The Trustee may, upon agreement with the Debentureholders, prepare the minutes of any Debentureholders’ Meeting.

7.4.	In addition to its other duties and attributions set forth in law or in any CVM normative act, the Trustee shall have the following duties and attributions:

(i)	To protect the rights and interests of Debentureholders by adopting, in the performance of its duties, the same degree of care and diligence that any active and honest person usually adopts in the management of its own property;

(ii)	To resign from its position in the event of any supervening conflict of interests or any other incapacitating condition;

(iii)	To properly keep all records, correspondence, and other papers relating to the performance of its duties;

(iv)	To verify, when accepting its appointment, the truthfulness of the information contained in this Deed and arrange for the remediation of any omissions, faults, or defects of which it may become aware;

(v)	To apply, if the Issuer fails to do so, for recordation of this Deed and any amendments thereto with the relevant entities and remediate any omissions and non-conformities existing therein. In such case, the registrar shall give notice to the management of the Issuer so that the latter may provide him with any indications and documents that may be necessary;

(vi)	To monitor compliance with the periodicity in the provision of mandatory information and give notice to the Debentureholders of any omissions or misrepresentations contained in such information;

(vii)	To issue an opinion on the sufficiency of the information contained in any proposals for modification of the terms of the Debentures, if applicable;

(viii)	To verify the conformity of the perfection of the Guarantees, as well as of the value of the collaterals, and ensure their continued sufficiency and enforceability;

(ix)	To request, at the expenses of the Issuer, when it finds it necessary for a faithful performance of its duties, updated certificates from the clerks of civil and Tax courts, protest notaries, labor courts, and office of the counsel for the Treasury of the place where the headquarters of the Issuer are located;

(x)	To request, at the expenses of the Issuer, when it finds it necessary and with relevant cause that may qualify as a Material Adverse Event, an extraordinary audit of the Issuer, at the expenses of the latter, in which case such request shall be accompanied by a detailed report stating the reasons and demonstrably justifying the need for such audit;

(xi)	To call, when necessary, a Debentureholders’ Meeting by publishing a notice at least three (3) times, in accordance with the provisions of Section 4.9 of this Deed;

(xii)	To appear at any Debentureholders’ Meeting in order to provide any information requested from it and provide CETIP, on the same day when such Debentureholders’ Meeting is held, with a summary of the resolutions passed and, within ten (10) days, with a copy of the minutes of such meeting;

(xiii)	To prepare a report addressed to the Debentureholders, in accordance with the provisions of article 68, paragraph 1, clause “b” of the Corporation Law, containing at least the following information:

(a)	Any omission or misrepresentation of which it may be aware contained in the information disclosed by the Issuer or any default or delay in the mandatory provision of information by the Issuer;

(b)	Any changes to the bylaws occurred during the period;

(c)	Any comments on the financial statements of the Issuer, focusing on the economic and financial indicators and on the capital structure of the Issuer;

(d)	The status of the distribution or placement of the Debentures in the market;

(e)	Any repayment of the Unit Par Value of the Debentures and payment of Conventional Interest made during the period, as well as any purchases and sales of Debentures made by the Issuer;

(f)	Monitoring of the allocation of the proceeds from the Issue, based on the data obtained from the managers of the Issuer;

(g)	A list of the assets and rights delivered for its management;

(h)	The performance of other obligations assumed by the Issuer under this Deed and other Issue documents;

(i)	A statement of its ability to continue exercising its duties as a Trustee;

(j)	A statement of the sufficiency and enforceability of the Guarantees provided in accordance with Sections 4.10 and 4.11 above; and

(k)	The existence of any other public or private debenture issues carried out by any associated company, subsidiary, or parent of or member of the same group as the Issuer in which it acted as a trustee during the respective period, as well as the details of such issues mentioned in article 12, item XVII, clause “k”, items 1 through 7 of CVM Instruction 28.

(xiv)	To make the report mentioned in item (xiv) (sic) above available to the Debentureholders, no later than four (4) months from the end of the fiscal year of the Issuer, at least at the following places:

(a)	The headquarters of the Issuer;

(b)	Its own offices or a place indicated by the Trustee;

(c)	The CVM;

(d)	CETIP; and

(e)	The headquarters of the Lead Underwriter;

(xv)	To give notice to the Debentureholders that the report is available to them at the places mentioned in item (xv) (sic) above;

(xvi)	To keep the list of Debentureholders and their addresses updated, including by consulting with the Issuer, the Bookrunner Bank, and CETIP;

(xvii)	To coordinate the drawing of lots to determine which Debentures are to be redeemed in advance, if any;

(xviii)	To monitor compliance with the Sections of this Deed and of the Guarantees, particularly those containing positive and negative covenants, and with the Financial Ratios and Limits, based on the public information available and/or obtained from the managers of the Issuer, and promptly give notice to the Debentureholders of any defaults found;

(xix)	To give notice to the Debentureholders, individually if possible, within no later than two (2) days, of any default by the Issuer of any obligations under this Deed, indicating the place where it will provide additional clarifications to interested parties. Identical notice shall be given to the CVM;

(xx)	To monitor with the Depositary Bank the satisfaction of the terms and conditions established in the Guarantees;

(xxi)	To monitor, on a daily basis, the calculation of the Unit Par Value of the Debentures by the Issuer and make such calculation available to Debentureholders and market players through its service center and/or online at www.oliveiratrust.com.br; and

(xxii)	To monitor with the Issuer and with the Mandated Bank, on each payment date, the full and timely payment of any amounts payable, as stipulated in this Debenture Deed.

7.5.	The Trustee shall use any judicial or extrajudicial measures against the Issuer to protect and safeguard the interests of the community of Debentureholders and the realization of their credits and, in the event of default by the Issuer, subject to the terms of this Deed:

(i)	Declare, subject to the conditions of this Deed, the acceleration of the Debentures and collect the Unit Par Value of the Debentures or the balance of the Unit Par Value of the Debentures, as the case may be, plus the corresponding Conventional Interest and other charges payable on the conditions specified;

(ii)	Foreclose the Guarantee and apply the proceeds therefrom to fully pay the Debentureholders;

(iii)	Request the bankruptcy of the Issuer, in accordance with the applicable laws and regulations;

(iv)	Take all measures to realize the credits held by the Debentureholders; and

(v)	Represent the Debentureholders in any bankruptcy, court-supervised and out-of-court reorganization, and/or extrajudicial liquidation of the Issuer, if applicable.

7.6.	The Trustee shall only be exempted of the liability for not adopting the measures set forth in Section 7.5 (i) a (iv) above if, after the Debentureholders Meeting is called, it authorizes to do so by unanimous resolution of the outstanding Debentures, however, the resolution of the majority of the outstanding Debentures shall be enough whenever such case refers to the provisions of Section 7.5 (v) above, under the terms of article 13, sole paragraph, of CVM Instruction 28.

7.7.	The Issuer shall pay to the Trustee the fees for the performance of the duties and assignments for which it is liable under the terms of the laws in effect and of this Deed, corresponding to an annual remuneration of ten thousand Reais (R$10,000.00), and the first payment being due five days after the execution date of the Debenture Deed and the others on the same dates of the subsequent years. The annual installments shall be due until full settlement of the debentures in case they are not paid-up on their due date.

7.7.1.	In case of default of payment of the debentures or restructuring of the conditions of the debentures after issue or attendance in meetings of conference calls, as well as compliance with special requests, the Trustee shall be additionally entitled to the amount of five hundred Reais (R$500.00) per man-hour of work dedicated to such facts as well as to (i) execution of the guarantees, (ii) attendance in formal meetings with the Issuer and/or the Debentureholders; and (iii) implementation of the consequent decisions taken in such event, paid five (5) days after proof of delivery by the Trustee of a “time sheet report” to the Issuer. The restructuring of the debentures shall be understood as the events relating to the change (i) of the guarantees, (ii) payment terms and (iii) conditions relating to the early maturity. The events relating to the amortization of the debentures shall not be considered as restructuring of the debentures.

7.7.2.	In case of execution of amendments to the debenture deed as well as of external hours of Trustee’s office, the amount of five hundred Reais (R$500.00) per man-hour of work dedicated to such amendments/services shall be additionally charged.

7.7.3.	The installments of the items above shall be adjusted by the General Market Price Index – IGP-M, as from the issue date.

7.7.4.	The taxes levied on the remuneration shall be accrued to the installments on the payment dates.

7.7.4.1	The services provided in this proposal are those described in CVM Instruction No. 28 and Law 6404/76.

7.7.5.	The remuneration does not include the travel, lodging, transportation and publication expenses deemed necessary to the exercise of our duty, during or after the implementation of the service, which shall be covered by the Issuer, after prior approval. Likewise, the expenses with experts, such as audit of the guarantees granted to the loan and legal advisory to the Trustee in case of default of the loan are not included and shall be borne by the Issuer. Any expenses, deposits and court fees, as well as indemnifications resulting from actions filed against the Trustee resulting from the exercise of its duty or its acts to defend the structure of the transaction shall also be borne by the Debentureholders. Such expenses include attorney’s fees for the defense of the Trustee and shall be also paid in advance by the Debentureholders and reimbursed by the Issuer.

7.7.6.	In case of default by the Issuer, all expenses that may be incurred by the Trustee to protect the interests of the Debentureholders shall be previously approved and paid in advance by the Debentureholders, and afterwards, reimbursed by the Issuer. Such expenses include expenses with attorney’s fees, including with third parties, deposits, indemnifications, costs and courts fees of actions filed by the Trustee, as long as relating to the solution to be given to the default as representative of the Debentureholders. Any expenses, deposits and court fees resulting from contingent fees determined in legal actions shall be equally borne by the Debentureholders, as well as the remuneration and the reimbursable expenses of the Trustee in case the Issuer remains in default in regards to the payment thereof for a period exceeding thirty (30) consecutive days.

7.7.7.	In case of any additional obligations of the Trustee or in case of change of the characteristics of the issue, the revision of the proposed fees shall be allowed.

7.7.8.	In case of default in the payment of the Trustee’s remuneration, the debts in delay shall be subject to default interest of one percent (1%) per month and non-conventional penalty of two percent (2%) on the amount due.

7.7.9.	In case of cancellation or early redemption of the totality of the Debentures, it is hereby established that the Trustee shall return the proportional portion of the remuneration initially received without compensation of service rendered, calculated pro rata temporis, from the payment date of the remuneration until the date of actual cancellation or redemption of the totality thereof to the Issuer.

7.7.10.	It is hereby established that in case of replacement of the Trustee, the replaced trustee shall return to the Issuer the proportional portion of the remuneration initially received without compensation of service rendered, calculated pro rata temporis, from the payment date of the remuneration until the date of actual replacement.

7.8.	The Issuer shall reimburse to the Trustee all expenses evidenced to have been incurred to protect the rights and interests of the Debentureholders or to realize its credits. In case such expenses amount to more than five thousand Reais (R$5,000.00), the Trustee shall notify the Issuer and send all proofs of expenses for it to follow up on such expenditures,

7.8.1.	The reimbursement mentioned in Section 7.8 above shall be made within up to ten (10) business days after making the respective rendering of accounts to the Issuer,

7.8.2.	Such expenses to be paid in advance by the Debentureholders also include expenses with third parties’ attorney’s fees, deposits, court fees and legal costs of lawsuits filed by the Trustee or resulting from action filed against it in the exercise of its duty, or also that cause financial losses or risks as representative of the community of the Debentureholders.

7.8.3.	In case of default by the Issuer, all expenses with legal proceedings, including administrative ones, that may be incurred by the Trustee to protect the interests of the Debentureholders shall be previously approved and paid in advance by the Debentureholders, and afterwards, pursuant to the applicable laws, reimbursed by the Issuer.

7.8.4.	Any expenses, deposits and court fees resulting from contingent fees determined in legal actions shall be equally borne by the Debentureholders, as well as the remuneration and the reimbursable expenses of the Trustee in case the Issuer remains in default in regards to the payment thereof for a period exceeding thirty (30) consecutive days.

7.8.5.	The restriction of the expenses amount mentioned in Section 7.8 above shall not comprise those incurred with:

(i)	the publication of reports, notices and notifications as provided for in this Deed and in the applicable laws and other to be required by applicable regulations;

(ii)	the obtaining of updated certificates from the civil court distributors, the Tax Courts, Protest Registries, Labor Courts, Federal Courts and the Office of the General Counsel for the National Treasury of the jurisdiction of the Trustee’s head office, in case they have been previously requested to the Issuer and have not been delivered within twenty (20) days from the date of request; and

(iii)	transportation between federation States and respective lodging, whenever necessary for the performance of the duties and as duly evidenced.

7.8.5.1.	The provisions of Section 7.8 above shall apply to the expenses referring to the reimbursement of the costs incurred by the Trustee and the sending of the proofs for follow up of the expenses by the Issuer.

7.8.6.	The Trustee’s credit for expenses incurred to protect rights and interests or realize credits of the Debentureholders which have not been paid in the form hereby established shall be accrued to the Issuer’s debt and shall have priority over the Debentures in the order of payment.

7.8.7.	The acts or statements by the Trustee (i) which result in liabilities to the Debentureholders and/or release third parties of obligations with the Debentureholders; and/or (ii) relating to the compliance by the Issuer of its obligations in this Debenture Deed or in the Guarantee, shall only be valid upon previous approval of the Debentureholders under a Debentureholders Meeting.

8.	DEBENTUREHOLDERS MEETING

8.1.	The Debentureholders may, at any time, hold a Debentureholders Meeting according to the provisions in article 71 of the Corporation Law, in order to resolve on matters of interest to the community of the Debentureholders, as the case may be (“Debentureholders Meeting”).

8.2.	The Debentureholders Meeting may be convened by the Trustee, by the Issuer, by Debentureholders representing at least ten percent (10%) of the outstanding Debentures or by CVM,

8.3.	The call notice of the Debentureholders Meetings shall be made by notice published at least three (3) times under the terms of Section 4.9.1 above, with due regard for other rules relating to the publication of call notices of meetings included in the Corporation Law, the applicable regulations and this Debenture Deed.

8.4.	The Debentureholders Meetings shall be convened on first call, with the attendance of holders of at least half of the outstanding Debentures, and, on second call, upon any quorum.

8.5.	In the resolutions of the Debentureholders Meetings, each outstanding Debenture shall be entitled to one vote, the appointment of a proxy being permitted, whether a Debentureholder or not. Except for the provisions in Section 8.5.1 below, all resolutions to be taken at a Debentureholders Meeting shall depend upon the approval of Debentureholders representing at least two thirds (2/3) of the outstanding Debentures.

8.5.1.	The quorum mentioned in Section 8.5 above shall not apply:

(i)	to the cases in which there is a quorum expressly set forth in other sections of this Debenture Deed; and

(ii)	to changes (a) of quorum provided for in this Debenture Deed; (b) of the Conventional Interest; (c) of any payment dates of any amounts provided for in this Debenture Deed due to the Debentureholders; (d) of the term of effectiveness of the Debentures; (e) of the kind of the Debentures; (f) of the creation of a renegotiation event; and (g) any Event of Default, except for the provisions in Section 5.3.5, which shall be unanimously approved by the Debentureholders.

8.6.	For purposes of calculation of the installation and resolution quorum under the terms of this Debenture Deed, “Outstanding Debentures” means all Debentures subscribed and not redeemed, excluding the Debentures directly or indirectly belonging to the Issuer or to any controlling or controlled company, whether directly or indirectly, of the Issuer or any of its officers or directors and respective relatives up to the second degree.

8.7.	The attendance of the Issuer’s legal representatives at the Meetings shall be permitted.

8.8.	The Trustee shall attend the Meetings and provide to the Debentureholders the information requested thereto.

8.9.	The chairman of the Debentureholders Meeting shall be the Debentureholder elected by the majority of the Debentureholder or the one designated by CVM.

8.10.	The provisions of the Corporation Law regarding shareholders meetings shall apply to the Debentureholders Meetings, as applicable.

9.	ISSUER’S REPRESENTATIONS AND WARRANTIES

9.1.	Issuer represents and warrants that:

(i)	it is a joint-stock company duly organized, validly existing and in good standing pursuant to the laws of Brazil, as well as it is duly authorized to perform the activities described in its business purpose;

(ii)	it is duly authorized to execute this Deed and to comply with all obligations provided for herein, and for that, all legal, contractual and statutory requirements were complied with;

(iii)	the execution of this Deed and the compliance with the obligations provided for herein do not violate any obligation previously undertaken by the Issuer;

(iv)	the persons representing it in the execution of this Deed are duly empowered to do so;

(v)	on the execution date of this Deed, the execution hereof and placement of the Debentures do not violate any legal provision, order or administrative, court or arbitral decision or any agreements or instruments which the Issuer is a party to, nor will it result in: (a) early maturity of any obligation established in any of such agreements or instruments; (b) the creation of any burden on any assets or property of the Issuer, except those already existing on the date hereof or resulting from the execution of this Deed and the placement of the Debentures; or (c) termination of any of such agreements or instruments;

(vi)	no registration, consent, authorization, approval, license, order or qualification before any government authority or regulatory body is required for compliance by the Issuer of its obligations under the terms of this Deed and the Debentures, or for carrying out the Issue, except for the registration of this Deed with the Commercial Registry of the State of São Paulo—JUCESP and with the proper registry of deeds and documents, the registration of the Debentures with the Custody and Settlement House – CETIP and the registration of the Guarantee;

(vii)	its economic, financial and proprietary situation on the date hereof has not suffered any significant change which may adversely affect its solvency;

(viii)	it is fully aware and fully agrees with the form of disclosure and ascertainment of the DI Rate disclosed by CETIP and that the manner of calculation of the compensation of the Debentures was determined by its free will;

(ix)	the Issuer’s financial statements, as well as the restated financial statements of its economic group dated as of December 31, 2013 and 2014 and also the Issuer’s financial statements correctly represent the proprietary and financial positions of the Issuer and its economic group on such dates and were duly prepared pursuant to the fundamental Brazilian accounting principles and correctly reflect the assets, liabilities and contingencies of the Issuer and its economic group;

(x)	shall comply with all obligations undertaken under the terms of this Deed, including, without limitation, the obligation to apply the funds obtained from the Issue to the purposes provided for in Section 3.7 of this Deed;

(xi)	it has all relevant authorizations and licenses (including environmental) required by the federal, state and municipal authorities for the exercise of its activities, which are all of them valid, except for those that are being opposed to in good faith and/or whose absence shall not affect its economic and financial situation and the results and/or operating activities of the Issuer;

(xii)	it shall fully comply, during the entire term of effectiveness of the Debentures, with the obligations provided for in article 17 of CVM Instruction 476, under the terms of Section 6.1(iii);

(xiii)	except in the cases in which it is discussing in good faith the applicability of a law, rule or regulation in the administrative or judicial levels, it is in compliance with all laws, regulations, administrative rules and determinations of governmental bodies, independent government agencies or courts, applicable to the conduction of its business and which are relevant to the performance of its activities, including the provisions in the environmental laws and regulations, adopting the preventive and reparatory measures intended to avoid or correct any environmental damages resulting from the exercise of the activities described in its business purpose;

(xiv)	it shall not make another public offering of debentures of the same kind within the term of four (4) months as from the closing date of the offering of the Debentures, unless the new offering is submitted for registration with CVM; and

(xv)	there is no connection between the Issuer and the Trustee preventing the Trustee from fully exercising its duties provided for in this Deed;

(xvi)	the information provided and supplied is true, consistent, correct and sufficient, allowing the Qualified Investors to make an informed decision regarding the Issue.

10.	GENERAL PROVISIONS

10.1.	The communications to be sent by any of the Parties under the terms of this Deed shall be sent to the following addresses:

(i) To the Issuer:

NS2.com Internet S.A.

Rua Vergueiro, No. 943, Liberdade

01504-000, São Paulo/São Paulo

Attn.: Leonardo Tavares Dib

Phone: 55-11 3028-2227

Fax: 55-11 3028-2227

e-mail: leonardo.dib@netshoes.com

(ii) To the Trustee:

Oliveira Trust Distribuidora de Títulos e Valores Mobiliários & A.

Avenida das Américas, No. 500, Bloco 13, Sala 205, Condomínio Downtown

22640-100, Rio de Janeiro/Rio de Janeiro

Attn.: Antonio Amaro // Maria Carolina Vieira Abrantes

Phone: (21) 3514-0000 Fax: (21) 3514-0099

e-mail: antonio.amaro@oliveiratrust.com.br // ger2.agente@oliveiratrust.com.br

(iii) To the Mandated Bank and Bookrunner Bank:

Banco Bradesco S.A.

- DAC

Av. Yara, S/N—Cidade de Deus – Yellow Building – 2o. andar, CEP 06029-900, Osasco – São Paulo.

Attn.: Marcelo Poli

Phone: (11) 3684-3749

Fax: (11) 3684-2714

E-mail: 4010.mpoli@bradesco.com.br

(iv) To CETIP:

CETIP S.A.-Balcão Organizado de Ativos e Derivativos

Av. República do Chile, No. 230, 11o. andar

20031-170, Rio de Janeiro/Rio de Janeiro

Phone: (21) 2276-7474

Fax: (21) 2252-4308// 2262-5481

or

Av. Brigadeiro Faria Lima, No. 1663, 4o. andar

01452-000—São Paulo/São Paulo

Phone: (11) 3111-1596

Fax: (11) 3135-1564

Attn.:

E-mail: gr.debentures@cetip.com.br

10.2.	The communications shall be considered delivered whenever received under protocol or with return or receipt requested issued by the post office or also by telegram sent to the addressed above. The communications made by fax or electronic mail shall be considered received on the sending date, as long as the receipt thereof is confirmed by the party receiving the communication. The respective originals shall be sent to the addresses above within up to five (5) business days after sending the message. The communications sent by any of such means shall be considered valid as long as with due regard for the provisions in this Section 10.

10.3.	The change of any of the addresses above shall be immediately notified to the other Parties.

10.4.	Except when otherwise expressly provided for in this Deed, “business day” shall be understood as any day of the week, except Saturday, Sunday and national holidays or even, whenever the banks are closed for operations in the City of São Paulo, State of São Paulo, except for the cases of payments that shall be made through CETIP, in which case, “business day” shall be any day of the week, except Saturday, Sunday or national holiday. Whenever the designation of a day-based term in this Deed is not accompanied by the designation of “business day”, the term shall be considered to be counted in consecutive days.

10.5.	The waiver of any rights resulting from this Deed shall not be presumed. Therefore, no delay, omission or liberality in the exercise of any right or power to which the Debentureholders are entitled in view of any default by the Issuer shall affect the exercise of such right or power, or shall be construed as waiver thereof, not shall it constitute novation or set a precedent regarding any other default or delay.

10.6.	In case any of the provisions hereby approved are deemed to be illegal, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and the Parties agree in good faith to replace such provisions affected with other which, to the extent possible, produce the same effect.

10.7.	This Deed is governed by the Laws of the Federative Republic of Brazil.

10.8.	This Deed and the Debentures are extrajudicial enforceable instruments under the terms of items I and II of article 585 of the Code of Civil Procedure, and the Parties hereby acknowledge that, regardless of any other applicable measures, the obligations undertaken under the terms of this Deed shall be subject to specific performance and subject to the provisions of articles 632 et seq. of the Code of Civil Procedure, without prejudice to the right of declaring early maturity of the Debentures, under the terms of this Deed,

10.9.	This Deed is executed on an irrevocable and irreversible basis, being binding upon the Parties themselves and their successors.

10.10.	Any and all costs incurred as a result of the registration of this Deed and the Guarantees, as well as any amendments, and corporate documents relating to this Issue with the proper registries shall be exclusively borne by the Issuer.

10.11.	The Trustee shall not be required to make any verification of veracity of the corporate resolutions and management acts of the Issuer or even of any document or registration considered authentic and which have been sent, indeed, by the Issuer or by its employees, in order to base its decisions thereon. Also, it shall not be liable, under any circumstance, for the preparation of such documents, remaining under the Issuer’s legal and regulatory obligation the preparation thereof under the terms of the applicable laws.

11.	JURISDICTION

11.1.	The Parties elect the Courts of the City of São Paulo, State of São Paulo, to settle any doubts or disputes resulting from this Deed, waiving any other, however privileged they may be.

In witness whereof, the Parties execute this Deed in four (4) copies of equal content and form, in the presence of two (2) witnesses.

São Paulo, March 19, 2015

[Remainder of page intentionally left blank]

[Signatures Page 1/2 of the Private Instrument of Second Deed of Simple Debentures Not Convertible into Shares, in a Single Series with Collateral for Public Distribution with Restricted Placement Efforts of NS2.com Internet S.A.]

NS2.com Internet S.A.

By:	/S/ MARCIO KUMRUIAN	By:	/S/ GRACIELA KUMRUIAN TANAKA
Name:	Marcio Kumruian	Name:	Graciela Kumruian Tanaka
Title:	Chief Executive Officer	Title:	Operations Officer
ID (RG):	24.122.221-7 SSP/SP	ID (RG):	276.730-8 SSP/SP

[Signatures Page 2/2 of the Private Instrument of Second Deed of Simple Debentures Not Convertible into Shares, in a Single Series with Collateral for Public Distribution with Restricted Placement Efforts of NS2.com Internet S.A.]

Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A.

By:	/S/ SONIA REGINA MENEZES	By:	/S/ FERNANDO NUNES LUIS
Name:	Sonia Regina Menezes	Name:	Fernando Nunes Luis
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Witnesses:

1.	/S/ ARTHUR ROJO ELEAN	2.	/S/ ARMANDO MOSIN NETO
Name:	Arthur Rojo Elean	Name:	Armando Mosin Neto
ID (RG):	42.320.124-4/SSP-SP	ID (RG):	33.657.336-4/SSP-SP